As filed with the Securities and Exchange Commission on July 16, 2003

                                             Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933
                           --------------------------

                         CITADEL SECURITY SOFTWARE INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                    75-2873882
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

     8750 North Central Exwy., Suite 100                     75231
             Dallas, Texas                                 (Zip Code)
   (Address of principal executive offices)

               Citadel Security Software 2002 Stock Incentive Plan
                                Option Agreements
                              Consulting Agreements
                                Settlement Shares
                            (Full title of the plans)

              Steven B. Solomon                            Copy to:
            Chief Executive Officer                     David A. Wood
         Citadel Security Software Inc.              David Allen Wood, P.C.
     8750 North Central Exwy., Suite 100           12770 Coit Road, Suite 950
           Dallas, Texas 75231                        Dallas, Texas 75251
              (214) 520-9292                            (972) 458-0300
   (Name, address and telephone number,
including area code, of agent for service)

                                      -------------------------------

                                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
                                                 Proposed
                                                 Maximum         Proposed Maximum
Title of Securities         Amount to be      Offering Price    Aggregate Offering       Amount of
to be Registered           Registered (1)     Per Share (2)         Price (2)        Registration Fee
-----------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share          9,440,604 shares  $   0.32 - $1.78            $7,647,638         $2,637.12
-----------------------------------------------------------------------------------------------------

(1) 1,500,000 of the shares registered hereby relate to the Citadel Security Software 2002 Stock Incentive Plan (the "Plan") of which 809,663 options have been granted and are outstanding at July 15, 2003 (including 30,000 options issued to a consultant); 4,858,333 of the shares registered hereby relate to options granted outside of the Plan to employees and directors and 175,000 of the shares granted to consultants; 1,350,833 shares issued pursuant to the exercise of stock options by employees, officers, directors and consultants to the Company; 253,000 shares issued for services performed by consultants to the Company; and 1,303,438 of the shares registered hereby relate to shares held by Citadel employees, officers, directors, consultants to Citadel, and directors of CT Holdings Inc. (Citadel's former parent Company) who received Citadel shares in the spin-off dividend distribution of Citadel shares by CT Holdings, Inc. on May 17, 2003. This Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be issued under the Plan or the other options or shares as the result of any stock split, stock dividend, recapitalization, or similar transaction that results in an increase in the number of the Registrant's outstanding Common Stock.

(2) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the offering price per share and the aggregate offering price are derived from the actual exercise price for shares subject to outstanding stock options and the average of the high and low prices of $1.32 for the Registrant's Common Stock on July 15, 2003 as reported on the Over the Counter Bulletin Board Market for the shares or shares not yet subject to currently outstanding options. The offering price per share and the aggregate offering price are calculated as follows:

     * (1) 1,500,000 shares authorized under the Plan, of which (i) 809,663 shares are issuable pursuant to outstanding options (including 30,000 shares issuable to a consultant) having an aggregate exercise price of $773,962 and (ii) 690,337 shares that are not yet subject to currently outstanding options under the Plan having an aggregate value of $911,245 calculated using $1.32 per share, the average of the high and low sales price per share of the Registrant's Common Stock on July 15, 2003;

          (2) 4,858,333 of the shares registered hereby relate to options granted outside of the Plan to employees and directors, and 175,000 of the shares granted to consultants, together having an aggregate exercise price of $2,124,833; and

          (3) 1,350,833 shares issued pursuant to the exercise of stock options by employees, officers, directors and consultants to the Company; 253,000 shares issued for services performed by consultants to the Company and 1,303,438 of the shares registered hereby relate to shares held by Citadel employees, officers, directors, consultants to Citadel and directors of CT Holdings, Inc. (Citadel's former parent company) who received Citadel shares in the spin-off dividend distribution of Citadel shares by CT Holding, Inc. on May 17, 2002 having an aggregate value of $3,837,598 calculated using $1.32 per share, the average of the high and low sales price per share of the Registrant's Common Stock on July 15, 2003

               The resulting registration fee for the aggregate shares of 9,440,604 being registered is calculated on an aggregate offering price of $7,647,638


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission ("Commission") as part of this Form S-8 Registration Statement.


                                    PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.         Incorporation of Documents by Reference.
                ---------------------------------------

         The following documents have been previously filed by Citadel Security Software Inc. (the "Registrant") with the Commission and are incorporated herein by reference:

                (a) The Registrant's Form 10-SB Registration Statement (Registration No. 333-33491) filed with the Commission on January 11, 2002, as amended.

                (b) The description of the Registrant's Common Stock contained in the Registration Statement on Form 10-SB filed with the Commission on January 11, 2002, and any amendments or reports filed for the purpose of updating such description.

                (c) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002, and the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed on May 15, 2003.

         All reports and other documents subsequently filed by the Registrant pursuant to Sections 12(g), 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

         Any statement contained in a report or document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed report or document that also is, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.


Item 4.        Description of Securities.
               -------------------------

            Not applicable.

Item 5.        Interests of Named Experts and Counsel.
               --------------------------------------

    Legal matters in connection with the Common Stock being offered hereunder have been passed upon for the registrant by David Allen Wood, P.C. David A. Wood, an officer of such law firm, holds 62,500 shares of the Common Stock of the Registrant and options to purchase 100,000 shares of the Common Stock of the Registrant, which shares are among those covered by this registration statement.

Item 6.        Indemnification of Directors and Officers.
               -----------------------------------------

The laws of the State of Delaware provide for indemnification of any person (the "Indemnitee"), under certain circumstances, against reasonable expenses, including attorneys' fees, incurred in connection with the defense of a civil, criminal, administrative or investigative proceeding (other than an action by or in the right of the Registrant) to which such person has been made, or threatened to have been made, a party by reason of the fact that he or she is or was serving as a director, officer, employee or agent of Registrant or by reason of the fact that he or she is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Pursuant to the statutes, indemnity may be provided for if the Indemnitee acted in good faith (and with respect to a criminal action or proceeding, had no reason to believe his or her conduct was unlawful) and in a manner reasonably believed to be in or not opposed to the best interests of Registrant. With respect to any threatened, pending or completed action or suit by or in the right of Registrant, the statute provides that Registrant may indemnify against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement if the Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Registrant, except that no indemnification may be made if the Indemnitee shall have been adjudged to be liable to Registrant unless specific court approval is obtained. The statute further provides that the indemnification provided pursuant to it shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise. The bylaws of Registrant provide that Registrant shall indemnify, and advance expenses to, any director, officer, employee or agent of Registrant or any person serving as a director or officer of any other entity at the request of Registrant to the fullest extent permitted by law.

Under the statute, Registrant may maintain insurance policies covering Registrant, any director or officer of Registrant and any person serving at the request of Registrant as a director or officer of any other entity. These insurance policies generally cover liabilities arising out of such service, including liabilities for which any such person may not be indemnified by Registrant.

Registrant has entered into indemnification agreements with certain of its directors and officers. These agreements require Registrant to indemnify these directors and officers with respect to their activities as directors or officers of Registrant or when serving at Registrant's request as a director, officer or trustee of another corporation, trust or other enterprise against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to Registrant. Registrant has agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee (i) the benefits provided by Registrant's certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (ii) the benefits provided by Registrant's certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which Registrant exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by Registrant; and (vi) such other benefits as may be otherwise available to indemnitee under Registrant's existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Registrant with respect to suits or proceedings arising out of acts or omissions during his service to Registrant. Each indemnitee will agree to notify Registrant promptly of any proceeding brought or threatened and not to make any admission or settlement without Registrant's consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.


Item 7.        Exemption from Registration Claimed.
               -----------------------------------

      Not Applicable.

Item 8.        Exhibits.
               --------

      The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

      Exhibit No.             Exhibit
      ----------              -------

(4.1)    Citadel Security Software Inc. 2002 Stock Incentive Plan (filed as
Exhibit 10.6 to the Registrant's Registration Statement on Form 10-SB (Registration No. 333-33491), filed on January 11, 2002 and incorporated by reference.)

(4.2)    Form of Citadel Security Software Inc. Incentive Stock Option Agreement
(filed herewith)

(4.3)    Form of Non Qualified Stock Option Agreement (filed herewith)

(4.4)    Engagement letter, dated December 10, 2002, between DHR International
(filed as exhibit 10.13 to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-104777) and incorporated by reference)

(4.5)    Consulting Agreement between the Registrant and David Lundeen, dated
December 3, 2002 (filed herewith)

(4.6)    Consulting Agreement between the Registrant and David Wood, dated
November 4, 2002 (filed herewith)

(5)      Opinion of David Allen Wood, P.C. (filed herewith)

(23.1)   Consent of KBA Group LLP (filed herewith)

(23.2)   Consent of David Allen Wood, P.C. (contained in Exhibit 5 hereto)

(24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)


Item 9.        Undertakings.
               ------------

     1.   The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and State of Texas, on this 16th day of July 2003.

                           Citadel Security Software Inc.


                           By:  /s/  Steven B. Solomon
                              ----------------------------------------
                              Steven B. Solomon
                              President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John Kang his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.


Signature                          Title                        Date
---------                          -----                        ----

/s/ Steven B. Solomon  Chief Executive Officer
---------------------  President and Director
Steven B. Solomon      (Principal Executive Officer)         July 16, 2003

/s/ Richard Connelly   Chief Financial Officer
---------------------  (Principal Financial and
Richard Connelly       Accounting Officer)                   July 16, 2003

/s/ John Leide         Director                              July 16, 2003
---------------------
Major General (Ret.) John Leide

/s/ Chris A. Economou  Director                              July 16, 2003
---------------------
Chris A. Economou

                 EXHIBIT INDEX


      Exhibit No.             Exhibit
      ----------              -------

(4.1)     Citadel Security Software Inc. 2002 Stock Incentive  Plan (filed as
Exhibit 10.6 to the Registrant's Registration Statement on Form 10-SB (Registration No. 333-33491), filed on January 11, 2002 and incorporated by reference.)

(4.2)     Form of Citadel Security Software Inc. Incentive Stock Option
Agreement (filed herewith)

(4.3)     Form of Non Qualified Stock Option Agreement (filed herewith)

(4.4)    Engagement letter, dated December 10, 2002, between DHR International
(filed as exhibit 10.13 to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-104777) and incorporated by reference)

(4.5)    Consulting Agreement between the Registrant and David Lundeen, dated
December 3, 2002 (filed herewith)

(4.6)    Consulting Agreement between the Registrant and David Wood, dated
November 4, 2002 (filed herewith)

(5)       Opinion of David Allen Wood, P.C. (filed herewith)

(23.1)    Consent of KBA Group LLP (filed herewith)

(23.2)    Consent of David Allen Wood, P.C. (contained in Exhibit 5 hereto)

(24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)